Exhibit 99.77C

NRM Investment Company
File # 811-02995
Attachment to Item 77 C
Matters Submitted to Shareholders

The following items were submitted to the Company’s shareholders at their annual meeting on December 17, 2009:

Election of Directors

The Board of Directors as previously reported to the Commission was unanimously elected by the votes of all shareholders present.

Ethics Code

Based upon the Compliance Officer’s communications with the SEC staff, he recommended adoption of a restatement of the Company’s Ethics Code to assure full compliance with the mandate of SEC Rule 17j-1 under the Investment Company Act.  Included in the expanded code are disclosure procedures by access persons and reporting to the Board of quarterly activity. Based upon this information the shareholders present RESOLVED unanimously to adopt the restated Ethics Code in the form of the first exhibit hereto.

Compliance Code

Following a conference with the staff of the SEC, noting its recommendations and in compliance with the current requirements of SEC Rule 38a-1 under the Investment Company Act, the Compliance Officer redrafted the Company’s compliance program. It was designed to prevent violations of the federal securities laws. The program was tailored to the Company’s normal, low volume operations and addressed what the Officer perceived to be limited areas of conflicts and other compliance factors that would create risk exposure for the Company. Based upon this information the shareholders present RESOLVED unanimously to adopt the restated Compliance Code in the form of the second exhibit hereto.

AML Program

Consistent with the Bank Secrecy Act as modified by the U.S. Patriot Act and the regulations adopted thereunder, the Company is required to continue an anti-money laundering program (“BSA/AML”) reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve and monitor compliance with the applicable requirements.

By reason of the experience of the Company’s independent agents with receipts and disbursements of Company money (involving no “red flag” items), and within the framework of the Company’s present and future operations, its BSA/AML program is designed to rely upon the AML1, CIP2 and SAR3 programs carried out by the independent agents to the fullest extent consistent with regulations. It will be the duty of a Company’s AML Officer (appointed at this meeting) and certain other service providers to monitor such activities through ongoing permitted communications among the AML Officer, other service providers, and the independent agents. The Compliance Officer recommended the adoption of the AML program. Based thereon, the shareholders present RESOLVED unanimously to adopt the restated AML Program in the form of the third exhibit hereto.

Fidelity Bond

The Company acquired a fidelity bond from Chubb & Sons effective as of February 3, 2009 covering the officers of the Company. SEC Rule 17g-1 under the Investment Company Act requires the Board’s disinterested directors to review and adopt a resolution approving the bond with each annual renewal. They did so and recommended to the shareholders that they ratify the Board’s action in this respect. Based thereon, the shareholders present RESOLVED unanimously to adopt the bond.

1 Anti-Money Laundering

2 Customer Identification Program

3 Suspicious Activity Reporting

NRM Investment Company
File # 811-02995

First Exhibit to Matters Submitted to Shareholders

NRM INVESTMENT COMPANY
CODE OF ETHICS AS RESTATED
(Amended)

I.           Legal Requirement.

The Investment Company Act of 1940, as amended (the "Act") and Rule 17j-1 thereunder (the “Rule”) make it unlawful for any officer or director of the Company, the investment advisor or any person affiliated with the Company or an Advisor, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Company:

1.	To employ any device, scheme or artifact to defraud the Company;

2.
To make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Company; or

4.	To engage in any manipulative practice with respect to the Company's investment portfolios.

II.           Purpose of the Code of Ethics.

In compliance with general fiduciary rules and with the provisions of the Act and the Rule, the Company requires that its directors, officers and other employees, the directors, officers and other employees of the Company’s investment adviser, and the directors, officers and other employees of its other advisers will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Company's shareholders first, (2) the requirement that all personal securities transactions be conducted in a manner consistent with this Code of Ethics and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility, and (3) the fundamental standard that the Company, investment adviser and other Advisory personnel should not take inappropriate advantage of their positions.

The Company's Board of Directors has determined to restate in its entirety the Company’s existing code of ethics and to adopt this Code of Ethics to limit or proscribe conduct for certain types of personal securities transactions that might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures consistent with the Rule amendments.

III.           Definitions.

                The following two definitions of "Access Person" and "Advisory Person" are taken from the Rule. They are included for the purpose of alerting individuals affected by this Code to adhere to its provisions. As provided in "C" other definitions are contained in detail in the Rule and the individual or his counsel is directed thereto.

A. Access person means:

(i) Any Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

B Advisory person of a Fund or of a Fund's investment adviser means:

(i) Any director, officer, general partner or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

C. Other definitions contained in the Rule as they relate to Access Persons, including Advisory Persons, or as they are otherwise applicable in this Code of Ethics are incorporated herein; they are identified herein by being in initial capitals.

IV Policies of the Company Regarding Personal Securities Transactions.

A.	General Policy.

     No Access Person of the Company shall engage in any act, practice or course of business that would violate the provisions of the Act or the Rule set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics. All affected Access Persons, to demonstrate compliance, shall file the reports provided in the Rule and in this Code.

B.	Specific Policies.

1.	Restrictions on Personal Securities Transactions by Access Persons.

a.
    No Access Person may buy or sell securities in an Initial Public Offering or Limited Public Offering for his personal portfolio or the portfolio of a member of his immediate family without obtaining written authorization from the Company's president or his designee prior to effecting such security transaction. A written authorization for such security transaction will be provided by the president or his designee to the person receiving the authorization (if granted) and to the Company's record-keeper to memorialize the authorization that was granted.

               Note: If an Access Person has questions as to whether purchasing or selling a security in an Initial Public Offering  or a Limited Public Offering for his personal portfolio or the portfolio of a member of his immediate family requires prior authorization, the Access Person should consult the Company's President or designee for clearance or denial of clearance to trade prior to effecting any securities transactions.

        b. The Company hereby establishes a "Blackout Period" within which to limit an Access Person’s trading in securities in which the Company holds or is considering holding a position. In general, no Access Person shall execute a securities transaction in any Covered Security that the Company owns or is considering for purchase or sale relative to its recent transactions or considerations. Particularly, without obtaining written authorization from the Company's president or designee prior to effecting a security transaction, no Access Person, for his personal portfolio or the portfolio of a member of his immediate family, shall engage in the Purchase or Sale of a Covered Security within the most recent fifteen day period from the Company’s acquisition or sale of a like security or from the last time a like security was being considered for purchase or sale by the Company.

               Note: The Company’s president or his designee shall maintain and circulate appropriately, a blackout list of Company purchases and sales or purchases and sales the Company considered.

      c.  Pre-clearance approval under paragraphs (a) or (b) will expire at the close of business on the fifth trading day after the date on which the authorization is received, and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

      V.      Procedures.

        In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons:

  A. Each of the Company’s Access Person, unless excused by paragraph C., shall direct his broker to supply to the Company's president or his designee, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership4 and copies of periodic statements for all securities accounts.

          B. Each of the Company’s Access Person, unless excused by paragraph C., shall submit initial5 reports to the Company's president or his designee, showing all holdings the Access Person maintained at the time he or she became an Access Person, and annual reports of holdings the Access Person maintains individually, with a broker, dealer or bank in which the person has any direct or indirect beneficial ownership.6 The initial reports shall be submitted no later than ten days after the person becomes an Access Person, containing information current as of a date no more than 45 days prior to the date the person becomes an Access Person. The annual reports shall be submitted on the date of the annual director/shareholders’ meeting containing information as of a date no more than 45 days before the report is submitted.

          C. The following Access Persons are not required to file initial or annual holding reports or transaction reports:

(1) A person who is an Access Person to the Company by reason of being an Advisory Person of the Company’s investment adviser (whether or not the person is an Access Person to the Company for any other reason), provided (a) such person submits reports to the investment adviser pursuant to the Rule, (b) the reports contain the same information as required by the Rule, and (c) the reports of such persons to the investment adviser are continuously open and available to the Company's president or his designee.

4 You will be treated as the "beneficial owner" of a security under this policy only if you have a direct or indirect pecuniary interest in the security.
(a) A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.
        (b) An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household; securities held by a partnership of which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustees; and equity securities which may be acquired upon exercise of an option or other right, through conversion.

For interpretive guidance on this test, you should consult counsel

5 Initial reports need not be filed for access persons who became such before March 1,2000.

6 See footnote 1 above.

(2) Except as provided in paragraph D., Directors of the Company who are not “interested persons” within the meaning of the Act.

        D. Every Access Person, regardless of paragraph C., shall report to the president or his designee not later than thirty days after the end of each calendar quarter any transaction in Covered Securities which the Access Person has effected during the quarter which the Access Person then knows to have been effected within fifteen days from a date on which the Company purchased or sold, or considered the purchase or sale of, the same security.

 E. The Company's president or his designee shall notify each Access Person of the Company who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

         F. The Company's president or designee shall review the reports received, and as appropriate, compare the reports with the pre-clearance authorization received, and report to the Company's Board of Directors:

        (1)  with respect to any transaction that appears to evidence a possible violation of this Code; and

        (2) apparent violations of the reporting requirements stated herein.

        G. The Board shall consider the reports made to it hereunder and shall determine whether the policies established by the Act, the Rule and this Code have been complied with or violated, and if violated, what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the services of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Company.  The Board shall review the operation of this Code at least once a year.

       H. The Company’s investment adviser shall adopt, maintain and enforce separate codes of ethics with respect to its personnel in compliance with the Rule and Rule 204-2(a) of the Investment Advisers Act of 1940 or Section 15 (f) of the Securities Exchange Act of 1934, as applicable, and shall forward to the Company’s President and the Company’s counsel copies of such code and all future amendments and modifications thereto.

    I. At each quarterly Board of Directors’ meeting the investment adviser shall report to the Company’s Board of Directors:

(1)           any reported securities transaction that occurred during the prior quarter that appears to have been inconsistent with the provisions of the code of ethics adopted by the Company’s investment adviser; and

        (2) all disciplinary actions7 taken in response to such violations.

    J. At least once a year, the Company’s investment adviser shall provide to the Board a report which contains (a) a summary of existing procedures concerning personal investing by advisory persons and any changes in the procedures during the past year and (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Company’s experience under this Code, industry practices, or developments in applicable laws and regulations.

    K. This Code, the codes of the investment adviser, a copy of each report by an Access Person, any written report hereunder by the Company’s investment adviser and lists of all persons required to make reports shall be preserved with the Company’s records for the period required by the Rule. The Company shall keep all reports and lists sealed and marked "Confidential" to be disclosed only to the Company’s president or his designee or to authorized Securities and Exchange Commission personnel as required by law.

VI.	Certification.

7 Disciplinary action may include but is not limited to any action that has a material financial effect upon the individual involved, such as fining, suspending, or demoting an employee, imposing a substantial fine or requiring the disgorgement of profits.

     Each Access Person will be required to certify annually that he has read and understood this Code of Ethics, and will abide by it.  Each Access Person will further certify that he has disclosed or reported all personal securities transactions required to be disclosed or reported under this Code of Ethics.

NRM Investment Company
File # 811-02995

Second Exhibit to Matters Submitted to Shareholders

NRM Investment Company Restated Compliance Program

Introduction

Pursuant to the requirements of Rule 38a-1 under the Investment Company Act, the Company adopts this restated compliance program designed to prevent violations of the federal securities laws. For the reasons that follow, the Company is properly designated as a small fund without conflicting business interests or any affiliation with financial firms except its own service providers. Accordingly, the program is tailored to its normal, low volume operations and addresses what it perceives to be limited areas of conflicts and other compliance factors that would create risk exposure for the Company.

The Company operates through its five-member board of directors sitting as an executive committee of the whole; the board members receive only nominal compensation in the form of quarterly director’s fees. It has no employees other than its officers none of whom receives compensation in such role. (The assistant secretary to the company is its counsel and compliance officer who receives compensation only for legal work at an hourly rate, not in his role as a Company officer.) The Company engages independent contractors to provide investment, financial, bookkeeping, legal and custodial services. It depends upon information supplied by these entities or individuals for its chief compliance officer to detect and prevent violations from occurring.  In the board’s view, the following controls and procedures are effective to comply with the regulations.

Program

Programs of the Company’s Service Providers

The Company through its compliance officer has examined the policies and procedures of its service providers (custodian, transfer agent, investment adviser) and has presented these to the Company’s board for approval. The board determined that the policies and procedures are reasonably designed to prevent violations of the federal securities laws. The compliance officer will continue to communicate with the providers to assist him in overseeing their compliance with the federal securities laws, and based thereon will make supplemental recommendations to the board.

Portfolio Procedures

1. Making Investments: The Investment Advisor has discretion in investing the Fund’s portfolio but only within the guidelines established by the Board of Directors, and those authorized to execute investment transactions act only on direction by the Board or Advisor.

2. Cash Transactions: Any significant inflows or outflows of cash will be brought to the President and Compliance Officer’s attention to confirm that a related purchase or sale of securities or other disbursement was authorized by him or the Advisor.

3. Pricing of Shares: The net asset value per share for purposes of both purchases and redemptions is determined by the Company’s accountant and Adviser as of the close of trading (normally at 4:00 p.m. New York City time) on each day on which the New York Stock Exchange is open for trading, other than a day during which no share was tendered for redemption and no order to purchase or sell a share was received.  It is computed by dividing the value of all portfolio securities and other assets, minus liabilities, by the number of shares outstanding on such date.   Portfolio securities for which market quotations are readily available (other than debt securities maturing in 60 days or less) are valued at market value.  With respect to the Company’s investment in other open-end management investment companies registered under the Investment Company Act, if any, the Company’s net asset value is calculated based upon the net asset values for those investment companies. The prospectuses for those companies explain the circumstances under which those companies will use fair value pricing and the effect of using fair value pricing.  Securities for which market quotations are not readily available are valued at their fair value by the Adviser under the supervision and responsibility of the Company’s Board of Directors.  Absent unusual circumstances, portfolio securities maturing in 60 days or less are valued at amortized cost.

4. Processing transactions and segregation of orders: The Company’s transfer agent follows the Company’s pricing of shares provisions and in redeeming shares uses the next price after receipt of an order, and not an earlier price. During normal periods of limited numbers of sales and redemptions, the compliance officer will review other than nominal transactions and opine as to net asset value and the absence of late trading.

5.  Identification of Affiliated Persons: in the event that the Company engages in any business transaction other than in the ordinary course of its business, the compliance officer will review it and opine as to the absence of any self-dealing or other unlawful transactions with affiliated persons.

6.   Protection of Nonpublic Information: The Company’s investment adviser and its transfer agent have policies and procedures barring trading on insider information and reporting any violations of such policies. The Company’s compliance officer communicates with the service providers concerning any suspicious activity in this respect. Further, the Company has and implements its own policy of not disclosing private information about its portfolio, trading strategies, pending transactions or the purchase or sale of the Company’s shares based upon material nonpublic information.

Investment Custody and Shareholder Services

All transactions with shareholders and the custody of the Fund’s Securities  is performed by an independent corporate custodian.  Any changes to these functions must be authorized by the Board of Directors.

Accounting and Reporting

1. The recording, summarizing and reporting of all financial data will be performed by a CPA who is independent of the buying and selling of securities as well as the disbursement of the Fund’s cash and transfer of the Fund’s assets.

2. Upon discovery, the CPA will bring any unusual transaction directly to the President and/or Board’s attention and to the attention of the compliance officer.

3. The CPA will provide directly to the Board of Directors a Statement of Net Assets and a Statement of Operations in accordance with generally accepted accounting principles within ten business days of each month end.

Compliance Officer and Counsel

1. The Company appoints its counsel as its Compliance Officer to carry out the duties of this program.

2. Counsel advises the board about the proper composition of the board as required by the Investment Company Act of 1940. Counsel makes certain that the board considers matters entrusted to it and exercises reasonable business judgment, and that it obtains and considers information required to be submitted to it by the Company’s service providers.

Annual Review

The compliance officer will conduct an annual review of the adequacy of the compliance policies and procedures adopted herein and their effectiveness throughout the review year, including the programs adopted by the service providers, and report to the board about any compliance issues that arose in the review year, changes in the Company’s or its affiliates’ business activities, or changes in applicable laws or regulations.

NRM Investment Company
File # 811-02995

Third Exhibit to Matters Submitted to Shareholders

Statement of NRM Investment Company’s
Anti-Money Laundering Program

Introduction

Consistent with the Bank Secrecy Act as modified by the U.S. Patriot Act and the regulations adopted thereunder (the “Acts and Regulations”), it is the policy of NRM Investment Company (the “Company”) to establish an anti-money laundering program reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve and monitor compliance with the applicable requirements.

By reason of the experience of the Company’s independent agents with receipts and disbursements of money (involving no “red flag” items), and the framework of its present and future operations (described next), its program is designed to obtain relevant information about the AML8, CIP9 and SAR10 programs  from its independent services providers to the fullest extent consistent with regulations, but to retain the duty to monitor such activities through ongoing permitted communications between the Company’s AML Officer and the appropriate officers of the services providers.

Since 1979, the Company has been a publicly traded, open-end, registered investment company as defined by 5(a)(1) of the Investment Company Act of 1940 and the rules promulgated thereunder. Traditionally five or fewer shareholders have owned more than 90% of the Company’s shares, and there are infrequent day to day purchases and redemption of shares. Purchases do occur quarterly in nominal amounts in the form of dividend reinvestments of a value less than $1 per share. Intermittent sales and redemptions other than nominal amounts have occurred only in redeeming a major shareholder or an estate of a major shareholder or a purchase by one major shareholder from another. The Company has no employees. All of its activities are carried out by its directors two of whom are president/treasurer and secretary, an outside accountant, an investment advisor, a single individual serving as counsel, assistant secretary, compliance officer, and AML officer, and a trust company serving as custodian and transfer agent.

8 Anti-Money Laundering

9 Customer Identification Program

10 Suspicious Activity Reporting

Policies, Procedures and Controls

To meet its responsibilities, and to the extent permissible by regulations, the Company proposes to contract with its current transfer agent (“TA”), a national bank, which currently is its custodian, opens and maintains accounts with the Company’s shareholders, has the sole contact in this regard with the Company’s shareholders, accomplishes sales to and redemptions from the Company’s shareholders on the limited basis as described above, and is the sole recipient and disburser of the Company’s funds. The Company has reviewed the TA’s Program and determined that it is adequate as it relates to its activities and as it would apply to the Company.

The AML Program

Based upon the Company’s review and determination of adequacy of the TA’s program, it will enter into a reliance agreement with the TA  to obligate the TA (1) to furnish information to the Company’s AML officer at reasonable intervals (no less frequently than annually) to the effect that the TA has applied the TA’s risk assessment and other AML procedures to all of the Company’s stock issuances, redemptions and monetary transactions of which it is aware and which is under its control; (2) pursuant to the SAR program provided hereafter, to report all transaction information to the Company’s AML officer of which it is aware; (3) to maintain records of Company transactions as required by the Acts and Regulations and (4) to confer with the Company’s AML officer through the TA’s AML officer and other appropriate officers, about the TA’s ongoing policies, practices and training programs necessary to carry out the TA’s duties in accordance with the Acts and Regulations.

Nothing herein shall be construed to have delegated the Company’s obligations under the AML program or the Acts and Regulations to the TA or that the TA has accepted those responsibilities. Specifically, the TA will not certify to or provide AML risk assessment for the Company, independent testing (audit) of the risk assessment, or conduct SAR monitoring.

The CIP Program

The Company’s board of directors has determined, with respect to the Customer Identification Program of its TA:

(1) That the Company’s reliance on the TA’s policies and procedures is reasonable in light of the TA performing all monetary transactions with its customers.

(2) The TA is a financial institution required to maintain an AML program.

(3) The TA is regulated by a federal functional regulator.

(4) The TA in the past has applied its CIP program to the Company as part of the TA’s obligations under the Acts and Regulations and is willing to continue such performance.

(5) The TA is prepared to certify annually that it performs all of the required functions of the TA’s CIP program.

Based upon the Board’s determinations, the Company will enter into a reliance contract with the TA to have the TA’s KYC 11 rules and procedures apply to the Company’s shareholders. As part of its currently contracted duties the TA applies its risk based procedures to the Company’s customers, it will verify the identity of the customers, maintain customer lists and consult the lists as needed. The TA shall provide, annually, its AML program and procedures and the Company AML officer will periodically examine the same.

        Nothing herein shall be construed to have delegated the Company’s obligations under the CIP program and the Acts and Regulations to the TA or that the TA has accepted those responsibilities. Independently, the Company’s AML officer, based in part upon the TA’s information, will certify to the Company’s board of directors, no less frequently than annually that the CIP program has been performed adequately.

11 Know Your Customer

The SAR Program

Consistent with its practice of reliance upon independent service providers, the Company’s Board has determined that the TA in carrying out its own responsibilities under the Act and Regulations is in the best position to identify and report activity including cash or cash equivalent transactions on behalf of the Company by which the Company could detect “red flag” items requiring reporting. “Red flag” items include (1) activities varying substantially from a customer’s normal practices; (2) refusal of a customer to provide information necessary for mutual fund records or reports, or the provision by a customer of false information; (3) attempts to change or cancel transactions after a customer is informed of information verification or record-keeping requirements; (4) transmission or receipt of funds transfers without normal identifying information or information that indicates country of origin; or (5) repeated use of the Company as a temporary resting place for funds from multiple sources without a clear business purpose.

The TA’s AML officer will share information to the extent permitted by the Act and Regulations for the Company’s use in determining any reportable activity and propose individual or joint SAR-SF reports, or to confirm such filings, and if needed to make use of governments lists and make required reports of red flag items. The Company and the TA shall each maintain SAR reports for a minimum of five years.

The Company recognizes that the primary responsibility for identification and reporting remains with the Company. Accordingly, the Company designates its AML officer as its contact person and through such officer will communicate with the TA’s OFAC compliance officer periodically to ensure that the TA’s compliance policies and procedures in general, and in particular with respect to the Company’s transactions, remain satisfactory, and shall report such results to the Company’s board of directors.

Nothing herein shall be construed to have delegated the Company’s obligations under the SAR program and under the Acts and Regulations to the TA or that the TA has accepted those responsibilities.

The TA and the Company will keep their Company records confidential subject only to information sharing programs that are authorized by the Acts and Regulations.